UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2007

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 585-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

At the 2007 Annual Meeting of Stockholders held on May 22, 2007 (the “2007 Annual Meeting”), the stockholders of Epicor Software Corporation (“Epicor”) approved the Epicor Software Corporation 2007 Stock Incentive Plan (the “Plan”).

The number of shares of Company common stock initially reserved for issuance under the Plan is (1) 6,000,000 Shares, plus (2) up to 628,000 shares that were available for issuance under the Company’s 2005 Stock Incentive Plan and the 1999 Nonstatutory Stock Option Plan as of March 21, 2007, and (3) up to 3.933 million shares that may become available for issuance due to the expiration, cancellation or forfeiture of awards granted under the Company’s 2005 Stock Incentive Plan and the 1999 Nonstatutory Stock Option Plan. The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, and (5) performance shares (individually, an “Award”). The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan provides that it shall be administered by the Board of Directors or a committee of directors appointed by the Board of Directors (the “Administrator”). The Administrator selects the employees, consultants, and directors who will be granted Awards under the Plan.

The principle features of the Plan are summarized in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2007 in connection with the 2007 Annual Meeting. The foregoing description of the Plan contained in this Current Report on Form 8-K does not purport to be complete is qualified in its entirety by reference to the Plan, which is filed hereto as exhibit 10.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	2007 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION
(Registrant)

Date: May 29, 2007	By:	/s/ John D. Ireland
John D. Ireland
Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	2007 Stock Incentive Plan